Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

MFA Financial, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	7.50% Series B Cumulative Redeemable Preferred Stock, $0.01 par value per share	Rule 457 (c) and 457(h)	40,000 shares	$19.10	$764,000	0.00011020	$84.19

Total Offering Amount						$764,000		$84.19
Total Fee Offsets						--		--
Net Fee Due								$84.19

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional shares of 7.5% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series B Preferred Stock”), of MFA Financial Inc., (the “Company”), which may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transaction. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Savings and Investment Plan.

(2)	The proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for purposes of calculating the registration fee and are based, pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, upon the average of the high and low prices of the Series B Preferred Stock on June 22, 2023, as reported on the New York Stock Exchange.